Exhibit (d)(5)
Tender and Support Agreement
     TENDER AND SUPPORT AGREEMENT (this “Agreement”) dated as of August 27, 2007 among Acer Inc., a company organized under the laws of the Republic of China (“Parent”), Galaxy Acquisition Corp., a Delaware corporation and a direct or indirect wholly owned subsidiary of Parent (“Acquisition Sub”), and the Person listed on Annex I (the “Stockholder”), an owner of shares of common stock of Gateway, Inc., a Delaware corporation (the “Company”).
     WHEREAS, as of the date hereof, the Stockholder is the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act) of the number of shares of Company Shares set forth opposite the Stockholder’s name under the heading “Shares Beneficially Owned as of August 27, 2007” on Annex I (all such directly owned shares of Company Common Stock which are outstanding as of the date hereof and which may hereafter be issued pursuant to any exercise of Company Stock Options or vesting of Restricted Company Shares, acquisition by purchase, or stock dividend, distribution, split-up, recapitalization, combination or similar transaction, being referred to herein as the “Subject Shares”);
     WHEREAS, as a condition to their willingness to enter into the Agreement and Plan of Merger (the “Merger Agreement”) dated as of the date hereof among Parent, Acquisition Sub and the Company, Parent and Acquisition Sub have requested that the Stockholder, and in order to induce Parent and Acquisition Sub to enter into the Merger Agreement the Stockholder (only in the Stockholder’s capacity as a stockholder of the Company) has agreed to, enter into this Agreement;
     WHEREAS, capitalized terms used but not otherwise defined herein shall have the respective meanings ascribed to such terms in the Merger Agreement.
     NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth below, the parties hereto agree as follows:
ARTICLE 1
AGREEMENT TO TENDER
     Section 1.01. Agreement to Tender. (a) The Stockholder shall duly tender, or cause to be tendered, in the Offer, all of the Subject Shares (excluding for purposes of this Section 1.01 Subject Shares that are the subject of unexercised Company Options) pursuant to and in accordance with the terms of the Offer. No later than five business days prior to the Initial Expiration Date, the Stockholder shall (i) deliver to the depositary designated in the Offer (the “Depositary”) (A) a letter of transmittal with respect to such Subject Shares complying with the terms of the Offer, (B) a certificate or certificates representing such Subject Shares or an “agent’s message” (or such other evidence, if any, of transfer as the Depositary may reasonably request) in the case of a book-entry transfer of any uncertificated Subject Shares and (C) all other documents or instruments required to be delivered pursuant to the terms of the Offer, and/or (ii) instruct its broker or such other Person that is the holder of record of any Subject Shares beneficially owned by the Stockholder to tender such Subject Shares pursuant to and in accordance with the terms of the Offer.
     (b) The Stockholder agrees that once its Subject Shares are tendered by it, the Stockholder will not withdraw, nor permit the withdrawal of, any tender of such Subject Shares, unless and until (i) the Offer shall have been terminated by Acquisition Sub in accordance with the terms of the Merger Agreement, or (ii) this Agreement shall have been terminated in accordance with Section 5.03.
ARTICLE 2
ADDITIONAL COVENANTS OF THE STOCKHOLDER
     Subject to Section 5.15, the Stockholder hereby covenants and agrees that:
     Section 2.01. Voting Of Subject Shares. At every meeting of the stockholders of the Company called for such purpose, and at every adjournment or postponement thereof, the Stockholder shall, or shall cause the holder of record on any applicable record date to, vote its Subject Shares (to the extent that any of the Stockholder’s Subject Shares are not purchased in the Offer) (i) in favor of the adoption of the Merger Agreement and the transactions contemplated thereby, (ii) against (A) any agreement or arrangement related to any Takeover Proposal, or (B) any liquidation, dissolution, recapitalization, extraordinary dividend or other significant corporate reorganization of the Company or any of its Subsidiaries, and (iii) in favor of any other matter necessary for consummation of the transactions contemplated by the Merger Agreement which is considered at any such meeting of stockholders, and in connection therewith to execute any documents which are necessary or appropriate in order to effectuate the foregoing. In the event that any meeting of the stockholders of the Company is held, the Stockholder shall, or shall cause the holder of record on any applicable record date to, appear at such meeting or otherwise cause its Subject Shares (to the extent that any of the Stockholder’s Subject Shares are not purchased in the Offer) to be counted as present thereat for purposes of establishing a quorum.
     Section 2.02. No Transfers; No Inconsistent Arrangements. (a) Except as provided hereunder or under the Merger Agreement, the Stockholder shall not, directly or indirectly, (i) transfer (which term shall include any sale, assignment, gift, pledge, hypothecation or other disposition), or consent to or permit any such transfer of, any or all of its Subject Shares or any interest therein, or create or permit to exist any lien or other encumbrance, other than any restrictions imposed by Legal Requirements or pursuant to this Agreement, on any such Subject Shares, (ii) enter into any agreements or commitments (written or oral) with respect to any transfer of such Subject Shares or any interest therein, (iii) grant or permit the grant of any proxy, power of attorney or other authorization in or with respect to such Subject Shares, (iv) deposit or permit the deposit of such Subject Shares into a voting trust or enter into a voting agreement or arrangement with respect to such Subject Shares, or (v) take or permit any other action that would in any way restrict, limit or interfere with the performance of its obligations hereunder or the transactions contemplated hereby or otherwise make any representation or warranty of the Stockholder herein untrue or incorrect; provided that the actions described in clauses (i) and (ii) above shall be permitted hereunder as a result of any donative transfer to any immediate family member of the Stockholder, any charity to which the Stockholder wishes to contribute and/or any entity controlled by such family member or charity, or a trust, including, but not limited to, a charitable remainder trust, for the exclusive benefit of the Stockholder, any immediate family member of the Stockholder, any charity to which the Stockholder wishes to contribute and/or any entity controlled by such trusts; provided further that prior to such transfer, the transferee shall agree in writing to be bound by the terms hereof (a copy of which written agreement shall promptly be provided to Parent) and such transfer shall not relieve the Stockholder of any of its obligations hereunder.
     (b) Any attempted transfer of Subject Shares or any interest therein in violation of this Section 2.02 shall be null and void. In furtherance of this Agreement, the Stockholder shall and hereby does authorize the Company and Acquisition Sub’s counsel to notify the Company’s transfer agent that there is a stop transfer restriction with respect to all of its Subject Shares (and that this Agreement places limits on the voting and transfer of its Subject Shares); provided that any such stop transfer restriction shall terminate upon the termination of this Agreement in accordance with its terms and, upon such event, Parent shall notify the Company’s transfer agent of such termination.
     Section 2.03. Dissenter’s Rights. The Stockholder agrees not to exercise any dissenter’s rights in respect of its Subject Shares which may arise with respect to the Merger.
     Section 2.04. Documentation and Information. To the extent required by law, as advised by Parent’s outside counsel, the Stockholder consents to and authorizes the publication and disclosure by Parent of the Stockholder’s identity and holding of Subject Shares, and the nature of its commitments, arrangements and understandings under this Agreement.
     Section 2.05. Irrevocable Proxies. In order to secure the performance of the Stockholder’s obligations under this Agreement, by entering into this Agreement and solely with respect to the matters described in Section 2.01, the Stockholder hereby irrevocably grants a proxy appointing such persons as Parent designates as the Stockholder’s attorney-in-fact and proxy, with full power of substitution, for and in its name, place and stead, to vote, express consent or dissent, or otherwise to utilize such voting power in the manner contemplated by and in accordance with Section 2.01, in such person’s discretion, with respect to the Stockholder’s Subject Shares, in each case, until the termination of this Agreement in accordance with Section 5.03. The Stockholder hereby revokes any and all previous proxies granted with respect to the Stockholder’s Subject Shares. The Stockholder hereby affirms that the irrevocable proxy set forth in this Section 2.05 is given in connection with the execution of the Merger Agreement and affirms that such irrevocable proxy is coupled with an interest and may under no circumstances be revoked, except that such irrevocable proxy shall be revoked automatically, without any notice or other action by any person, upon the termination of this Agreement in accordance with Section 5.03. The Stockholder hereby ratifies and confirms all that such irrevocable proxy may lawfully do or cause to be done by virtue hereof. THE PROXY AND POWER OF ATTORNEY SET FORTH IN THIS SECTION 2.05 IS IRREVOCABLE AND COUPLED WITH AN INTEREST. The Stockholder shall execute and deliver to Parent any proxy cards that the Stockholder receives to vote in favor of the adoption of the Merger Agreement and the transactions contemplated thereby.

ARTICLE 3
REPRESENTATIONS AND WARRANTIES OF THE STOCKHOLDER
     The Stockholder represents and warrants to Parent as follows (it being understood that, except where expressly stated to be given or made as of the date hereof only, the representations and warranties contained in this Agreement shall be made as of the date hereof and as of the date of each meeting of the stockholders of the Company and of the date of the Merger):
     Section 3.01. Organization. The Stockholder is duly organized and validly existing and in good standing under the laws of the jurisdiction of its organization.
     Section 3.02. Authorization. The Stockholder has full corporate, limited liability company, partnership or trust power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution and delivery by the Stockholder of this Agreement and the consummation by the Stockholder of the transactions contemplated hereby have been duly authorized by all necessary action on the part of the Stockholder. This Agreement has been duly executed and delivered by the Stockholder and constitutes a valid and legally binding obligation of the Stockholder, enforceable against the Stockholder in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally and general equitable principles (whether considered in a proceeding in equity or at law).
     Section 3.03. No Violation. (a) The execution and delivery of this Agreement by the Stockholder does not, and the performance by the Stockholder of the Stockholder’s obligations hereunder will not, conflict with, or result in any violation of, or constitute a default (with or without notice or lapse of time, or both) under, or give rise to a right of, or result by its terms in the, termination, amendment, cancellation or acceleration of any obligation or the loss of a material benefit under, or to increased, additional, accelerated or guaranteed rights or entitlements of any Person under, or create any obligation to make a payment to any other Person under, or result in the creation of a lien or encumbrance on, or the loss of, any of the properties or assets of the Stockholder (including the Stockholder’s Subject Shares) pursuant to: (i) any provision of its certificate of incorporation, bylaws or similar organizational documents; or (ii) any contract to which the Stockholder is a party or by which any of its properties or assets is bound or any order or law applicable to the Stockholder or its properties or assets.
     (b) No consent, approval, order, authorization or permit of, or registration, declaration or filing with or notification to, any Governmental Authority or any other Person is required by or with respect to the Stockholder in connection with the execution and delivery of this Agreement by the Stockholder or the performance by the Stockholder of the Stockholder’s obligations hereunder, except for the filing with the SEC of any Schedules 13D or 13G or amendments to Schedules 13D or 13G and filings under Section 16 of the Exchange Act as may be required in connection with this Agreement and the transactions contemplated hereby.
     Section 3.04. Ownership of Shares. As of the date hereof, the Stockholder is, and will be (except with respect to any Shares transferred in accordance with Section 2.02(a) hereof), at all times during the period beginning on the date of this Agreement and ending on the date of termination of this Agreement, a beneficial owner of such Subject Shares listed on Annex I. As of the date hereof, except as set forth on Annex II, the Subject Shares together constitute all of the Company Shares beneficially owned by the Stockholder, and are owned free and clear of any pledge, lien, security interest, mortgage, charge, claim, equity, option, proxy, voting restriction, voting trust or agreement, understanding, arrangement, right of first refusal, limitation on disposition, adverse claim of ownership or use or encumbrance of any kind.
     Section 3.05. Absence of Litigation. With respect to the Stockholder, as of the date hereof, there is no action, suit, investigation or proceeding pending against, or, to the knowledge of the Stockholder, threatened against or affecting, the Stockholder or any of its properties or assets (including such Subject Shares) that could reasonably be expected to impair the ability of the Stockholder to perform its obligations hereunder or to consummate the transactions contemplated hereby on a timely basis.
     Section 3.06. Opportunity to Review; Reliance. The Stockholder has had the opportunity to review this Agreement and the Merger Agreement with counsel of its own choosing. The Stockholder understands and acknowledges that Parent is entering into the Merger Agreement in reliance upon the Stockholder’s execution, delivery and performance of this Agreement.
ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF PARENT
     Parent represents and warrants to the Stockholder, as of the date hereof and as of the date of each meeting of the stockholders of the Company and the date of the Merger, that it has full corporate or other power and authority to execute and deliver this Agreement and, subject to obtaining the Parent Stockholder Approvals, to perform its obligations hereunder. The execution and delivery by Parent of this Agreement and the consummation by Parent of the transactions contemplated hereby have been duly authorized by all necessary action on the part of Parent. This Agreement has been duly executed and delivered by Parent and constitutes a valid and legally binding obligation of Parent, enforceable against Parent in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally and general equitable principles (whether considered in a proceeding in equity or at law).
ARTICLE 5
MISCELLANEOUS
     Section 5.01. Notices. All notices, requests and other communications to any party hereunder shall be in writing (including facsimile transmission) and shall be given, if to Parent or Acquisition Sub, to:
Acer Inc.
8F, 88, Sec.1, Hsin Tai Wu Rd., Hsichih
Taipei, Hsien 221
Taiwan, R.O.C.
Attention: General Counsel
Facsimile No.: 886-2-2696-3535

     with a copy to:
Orrick, Herrington & Sutcliffe LLP
The Orrick Building
405 Howard Street
San Francisco, CA 94105
Attention: Richard Vernon Smith
Facsimile No.: (415) 773-5759
     if to the Stockholder, to:
Avalon Capital Group, LLC
5786 La Jolla Blvd.
La Jolla, CA 92037
Attention: Theodore W. Waitt
Facsimile No.: (858) 551-6872
     with a copy to:
Bingham McCutchen LLP
355 South Grand Avenue, Suite 4400
Los Angeles, CA 90071
Attention: David Robbins
Facsimile No.: (213) 680-6499
or to such other address or facsimile number as such party may hereafter specify for the purpose by notice to each other party hereto. All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5:00 p.m. on a Business Day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed to have been received on the next succeeding Business Day in the place of receipt.
     Section 5.02. Further Assurances. The Stockholder will, from time to time, execute and deliver, or cause to be executed and delivered, such additional or further transfers, assignments, endorsements, consents and other instruments as Parent or Acquisition Sub may reasonably request for the purpose of effectively carrying out the transactions contemplated by this Agreement and to vest the power to vote its Subject Shares as contemplated by Section 2.01.
     Section 5.03. Termination. This Agreement shall terminate upon the earlier of (i) the termination of the Merger Agreement in accordance with its terms, (ii) the Effective Time or (iii) a reduction of the Offer Price.
     Section 5.04. Survival of Representations and Warranties. The representations and warranties contained herein and in any certificate or other writing delivered pursuant hereto shall not survive the Effective Time.
     Section 5.05. Amendments and Waivers. (a) Any provision of this Agreement may be amended or waived if such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement or, in the case of a waiver, by each party against whom the waiver is to be effective.
     (b) No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.
     Section 5.06. Expenses. Except as otherwise provided herein, all costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense.
     Section 5.07. Binding Effect; Benefit; Assignment. (a) The provisions of this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns. No provision of this Agreement is intended to confer any rights, benefits, remedies, obligations or liabilities hereunder upon any Person other than the parties hereto and their respective successors and assigns.
     (b) No party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of each other party hereto, except that each of Parent and Acquisition Sub may assign its rights and obligations under this Agreement, in whole or from time to time in part, to any Affiliates or Subsidiary of Parent at any time; provided that such assignment shall not relieve Parent or Acquisition Sub of its obligations hereunder.
     Section 5.08. Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Delaware, without giving effect to principles of conflicts of law.
     Section 5.09. Jurisdiction. The parties hereto agree that any Legal Proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be brought in any federal court located in the State of Delaware or any Delaware state court, and each of the parties hereby irrevocably consents to the exclusive jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such Legal Proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 5.01 shall be deemed effective service of process on such party.
     Section 5.10. Waiver of Jury Trial. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.
     Section 5.11. Counterparts; Effectiveness. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by all of the other parties hereto. Until and unless each party has received a counterpart hereof signed by each other party hereto, this Agreement shall have no effect and no party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication).
     Section 5.12. Entire Agreement. This Agreement constitutes the entire agreement between the parties with respect to the subject matter of this Agreement and supersedes all prior agreements and understandings, both oral and written, between the parties with respect to its subject matter.
     Section 5.13. Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other Governmental Authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.
     Section 5.14. Specific Performance. The parties hereto agree that each of Parent and Acquisition Sub would be irreparably damaged if for any reason the Stockholder fails to perform any of its obligations under this Agreement, and that each of Parent and Acquisition Sub would not have an adequate remedy at law for money damages in such event. Accordingly, each of Parent and Acquisition Sub shall be entitled to specific performance and injunctive and other equitable relief to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof in any federal court located in the State of Delaware or any Delaware state court, in addition to any other remedy to which they are entitled at law or in equity.
     Section 5.15. Stockholder Capacity. Notwithstanding any provision of this Agreement to the contrary, nothing in this Agreement shall (or shall require the Stockholder to attempt to) limit or restrict the Stockholder who is a director or officer of the Company from acting in such capacity (it being understood that this Agreement shall apply to the Stockholder solely in the Stockholder’s capacity as a stockholder of the Company).
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     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

ACER INC.
By:	/s/ J. T. Wang
Name: J.T. Wang
Title: Chairman

GALAXY ACQUISITION CORP.
By:	/s/ Howard Chan
Name: Howard Chan
Title: CFO

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

STOCKHOLDER: AVALON CAPITAL GROUP, LLC
By:	/s/ Theodore W. Waitt
	Name:	Theodore W. Waitt
	Title:	Sole Member

ANNEX I

Stockholder	Shares Beneficially Owned as of August 27, 2007
Avalon Capital Group, LLC	46,072,461

ANNEX II
Certain Company Shares that are not Subject Shares

Entity	Company Shares Owned as of August 27, 2007
Avalon Portfolio, LLC	356
Theodore Waitt 2003 GRAT II	432,710
Waitt Family Foundation	999,624	*
Waitt Institute for Discovery	1,037,700	*
*	Avalon Capital Group, LLC disclaims beneficial ownership of such shares.